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                                                                    Exhibit 99.1


           BRIGHTPOINT ANNOUNCES $20 MILLION SHARE REPURCHASE PROGRAM

         Plainfield, Indiana - June 4, 2004 - Brightpoint, Inc. (NASDAQ: CELL) announced today that the Company's board of directors approved the repurchase of up to $20 million of its common shares. The program is effective immediately and the Company expects such repurchases to be effected from time to time depending on market conditions through open market or privately negotiated transactions or otherwise. With $144 million of liquidity (unrestricted cash and unused borrowing availability) at the end of the first quarter of 2004, the Company believes that it has sufficient liquidity to complete the repurchase program while continuing to fund operations and executing the Company's strategy for growth.

         Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

         Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially, including, but not limited to, market conditions affecting Brightpoint's common share price and whether and to what extent any share repurchases will be consummated. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's most recent Form 10-K and Form 10-Q and the cautionary statements contained in Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

CONTACT:
     Brightpoint, Inc., Plainfield, Indiana
     Frank Terence, (317) 707-2355